UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  COMMISSION FILE NUMBER 0-23536

                           Supertel Hospitality, Inc.
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             (Exact name of registrant as specified in its charter)

                              309 NORTH 5TH Street
                             Norfolk, NE 68702-1448
                                  402-371-2520
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                       N/A
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]       Rule 12h-3(b)(1)(i)                [  ]
     Rule 12g-4(a)(1)(ii)      [  ]      Rule 12h-3(b)(1)(ii)               [  ]
     Rule 12g-4(a)(2)(i)       [  ]      Rule 12h-3(b)(2)(i)                [  ]
     Rule 12g-4)a_)2)(ii)      [  ]      Rule 12h-3(b)(2)(ii)               [  ]
                                         Rule 15d-6                         [  ]

     Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Supertel Hospitality, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    October 26, 1999

                                        BY:  /s/  Paul J. Schulte
                                           -------------------------------------
                                           Paul J. Schulte
                                           President and Chief Executive Officer